Exhibit 99.1

January 25, 2011	Media Contact:	Anthony Farina
WILMINGTON, Del.		302-773-4418
anthony.r.farina@usa.dupont.com
	Investor Contact:	302-774-4994

DuPont Delivers Fourth Quarter 2010 Earnings of $.40 per Share; $.50 Excluding Significant Items

Full Year 2010 EPS Jumps More than 60 Percent on Sales Increase of 21 Percent

4Q Highlights:

•                  DuPont’s fourth quarter 2010 earnings per share were $.40, compared to $.48 in the prior year despite a $.14 per share Pharmaceuticals decline.  Excluding significant items, earnings per share were $.50 versus $.44 in the prior year.  (See Schedule B for significant items.)

•                  Sales were $7.4 billion, up 15 percent versus prior year driven by 12 percent higher volume and 6 percent higher local prices, partly offset by 2 percent impact from currency and a 1 percent reduction from portfolio changes.  Developing market sales increased 24 percent.

•                  Growth in sales was broad based across segments and regions, with particularly strong growth in Electronics & Communications and Performance Chemicals.

Full-Year Highlights:

•                  2010 earnings were $3.28 per share versus $1.92 in 2009. Excluding significant items, 2010 earnings were $3.28 per share versus $2.03 in 2009, up 62 percent.

•                  Sales increased 21 percent to $31.5 billion with sales volume approaching pre-recession levels driven by significant economic recovery in developed markets, share gains, and continued penetration of developing markets.

•                  Full-year free cash flow was $3.1 billion versus the company’s target of greater than $1.7 billion, primarily driven by higher earnings and working capital productivity.

•                  DuPont exceeded its full-year productivity targets of $400 million each for fixed costs and working capital.

•                  DuPont increased its full-year 2011 earnings guidance to a range of $3.45 to $3.75 per share.  Previous guidance was $3.30 to $3.60 per share.  Additionally, the impact of the planned Danisco acquisition could reduce 2011 earnings by $.30-$.45 per share on a reported basis.

“The fourth quarter was a strong finish to an outstanding year.  We laid the groundwork for recovery in 2009 and executed with precision and effectiveness in 2010, meeting and often exceeding our business goals and financial commitments, some a full year early,” said DuPont Chair and CEO Ellen Kullman.  “We continue to differentiate DuPont through sustainable growth, disciplined execution and ongoing productivity coupled with science-powered innovation to address population megatrends around food, energy and protection.”

E. I. du Pont de Nemours and Company

Global Consolidated Sales and Net Income

Fourth quarter 2010 consolidated net sales of $7.4 billion were 15 percent higher than the prior year reflecting 12 percent higher volume, 6 percent higher local selling prices, a 2 percent reduction from currency exchange rates and a 1 percent reduction from portfolio changes. The table below shows regional sales and variances versus the fourth quarter 2009.

	Three Months Ended December 31, 2010		Percentage Change Due to:
(Dollars in billions)	$	% Change	Local Currency Price	Currency Effect	Volume	Portfolio /Other
U.S.	$2.2	15	6	—	9	—
EMEA*	1.9	6	6	(7)	8	(1)
Asia Pacific	2.0	26	8	2	17	(1)
Latin America	1.2	18	6	1	14	(3)
Canada	0.1	—	1	1	—	(2)

Total Consolidated Sales	$7.4	15	6	(2)	12	(1)

* Europe, Middle East & Africa

Fourth quarter 2010 net income attributable to DuPont was $376 million versus $441 million in 2009.  Excluding significant items in both years, fourth quarter 2010 net income attributable to DuPont was $463 million versus $402 million in 2009.  Pharmaceuticals pre-tax income declined $160 million versus fourth quarter 2009 due to patent expirations.  Fixed costs were 47 percent of sales, improving from 50 percent in fourth quarter 2009.  Fixed cost productivity exceeded the $400 million improvement target set for the full year.

Earnings Per Share

The table below shows year-over-year earnings per share (EPS) variances for the fourth quarter, excluding significant items.

EPS ANALYSIS

4Q

EPS 2009	$.48
Less: Significant items (Schedule B)	.04
EPS 2009 - Excluding significant items	$.44

Local prices	.38
Variable cost*	(.32)
Volume	.21
Fixed cost*	(.21)
Currency	(.03)
Other (includes Pharmaceuticals)**	(.08)
Tax	.11
EPS 2010 - Excluding significant items	$.50
Significant items (Schedule B)	(.10)
EPS 2010	$.40

* Fixed and variable costs exclude volume & currency impacts

** Principally $(.14) lower Pharmaceuticals income, partly offset by $.03 higher equity affiliate income and $.03 exchange gains.

Business Segment Performance for 4th Quarter

The table below shows fourth quarter 2010 segment sales and related variances versus the prior year.

	Three Months Ended December 31, 2010		Percentage Change Due to:
SEGMENT SALES* (Dollars in billions)	$	% Change	USD Price	Volume	Portfolio and Other
Agriculture & Nutrition	$1.5	13	1	13	(1)
Electronics & Communications	0.8	33	9	24	—
Performance Chemicals	1.7	26	14	13	(1)
Performance Coatings	1.0	3	(1)	4	—
Performance Materials	1.6	11	5	9	(3)
Safety & Protection	0.9	13	—	13	—

*    Segment sales include transfers

Segment pre-tax operating income (PTOI) for fourth quarter 2010 was $641 million compared to fourth quarter 2009 PTOI of $798 million.  Excluding significant items, PTOI for fourth quarter 2010 was $657 million compared to $743 million in the fourth quarter 2009.  The decrease in PTOI principally reflects lower Pharmaceuticals income partly offset by higher segment sales.

PRE-TAX OPERATING INCOME (LOSS) EXCLUDING SIGNIFICANT ITEMS

SEGMENT PTOI (Dollars in millions)	4Q 2010	4Q 2009	$ change vs. 2009

Agriculture & Nutrition	$(117)	$(97)	$(20)
Electronics & Communications	98	61	37
Performance Chemicals	315	208	107
Performance Coatings	71	70	1
Performance Materials	206	174	32
Safety & Protection	92	135	(43)
Other*	(95)	(55)	(40)
	$570	$496	$74
Pharmaceuticals**	87	247	(160)
Total Segment PTOI	$657	$743	$(86)

*      4Q 2010 includes $32 million in charges related to legal settlements for discontinued businesses.

**          4Q 2009 includes a $63 million charge in other income relating to the timing of rebates and other sales deductions.

Business Segment Performance for Full Year

The tables below show full-year 2010 segment sales with related variances versus the prior year, and full-year PTOI excluding significant items.

	12 Months Ended December 31, 2010		Percentage Change Due to:
SEGMENT SALES* (Dollars in billions)	$	% Change	USD Price	Volume	Portfolio and Other
Agriculture & Nutrition	$9.1	10	4	7	(1)
Electronics & Communications	2.8	44	7	37	—
Performance Chemicals	6.3	27	10	18	(1)
Performance Coatings	3.8	11	2	9	—
Performance Materials	6.3	32	7	27	(2)
Safety & Protection	3.4	20	—	20	—

*    Segment sales include transfers

Consolidated net sales were $31.5 billion, up 21 percent versus prior year driven by 17 percent higher volume and 5 percent higher local prices, partly offset by a 1 percent reduction from portfolio changes.  Developing market sales increased 27 percent.

SEGMENT PTOI EXCLUDING SIGNIFICANT ITEMS (Dollars in millions)	FY 2010	FY 2009	$ change vs. 2009

Agriculture & Nutrition	$1,405	$1,223	$182
Electronics & Communications	437	124	313
Performance Chemicals	1,071	601	470
Performance Coatings	255	84	171
Performance Materials	978	295	683
Safety & Protection	449	305	144
Other	(206)	(169)	(37)
	$4,389	$2,463	$1,926
Pharmaceuticals	489	1,037	(548)
Total Segment PTOI	$4,878	$3,500	$1,378

The following is a summary of business results for each of the company’s reportable segments, comparing fourth quarter 2010 with fourth quarter 2009, for sales and PTOI excluding significant items.  All references to selling price are on a U.S. dollar basis, including the impact of currency.

Agriculture & Nutrition — Fourth quarter 2010 sales of $1.5 billion were up 13 percent, reflecting higher volume. Increased sales primarily reflect a strong start to the North American season, an increase in Latin America corn sales, an increase in Brazil soybean volume, and higher sales for crop protection products across all regions, led by continued expansion of Rynaxypyr® insecticide.  PTOI for the fourth quarter was a seasonal loss of $117 million compared to a loss of $97 million in the fourth quarter 2009, reflecting continued growth investments.

Electronics & Communications — Fourth quarter 2010 sales of $0.8 billion were up 33 percent, reflecting 24 percent higher volume and 9 percent higher selling prices, primarily pass-through of metals prices.  Higher volume was driven by growth in all regions, particularly in Asia Pacific, and strong demand across most market segments, especially photovoltaics.  PTOI of $98 million was up $37 million reflecting substantially higher volume.

Performance Chemicals — Fourth quarter 2010 sales of $1.7 billion were up 26 percent, principally reflecting 13 percent higher volume and 14 percent higher selling prices.  Sales increased across all regions, especially in North America and Asia Pacific.  Higher selling prices primarily reflect favorable pricing for titanium dioxide. PTOI was $315 million, an improvement of $107 million reflecting higher selling prices and volume.

Performance Coatings — Fourth quarter 2010 sales of $1.0 billion were up 3 percent, reflecting 4 percent higher volume, while selling prices declined 1 percent due to unfavorable currency impacts.  Results reflect continued strengthening in industrial coatings, particularly the North American and European heavy duty truck markets, and modest growth in global automotive markets, most significantly in North America.  PTOI was $71 million, essentially flat versus prior year.

Performance Materials — Fourth quarter 2010 sales of $1.6 billion were up 11 percent, with 9 percent higher volume and a 5 percent increase in selling prices, partly offset by a 3 percent portfolio change.  The higher volume reflects double-digit growth in Asia Pacific and North America.  PTOI was $206 million, an improvement of $32 million, resulting from a $31 million combined benefit from an acquisition and an early termination of a supply agreement.  The impact of higher volume was offset by a weaker overall sales mix and increased raw material costs.

Safety & Protection — Fourth quarter 2010 sales of $0.9 billion were up 13 percent from higher volume.  Growth reflects increased demand for aramid and nonwoven products due to the continued recovery in industrial markets and strong demand across all regions.  PTOI was $92 million versus $135 million in the prior year. The year-over-year reduction was due to higher raw material costs, higher spending for aramids growth initiatives and a net $11 million charge related to an asset impairment and a separate gain on an asset sale.

Additional information is available on the DuPont Investor Center website at www.dupont.com.

Outlook

The company revised its full-year 2011 earnings outlook to a range of $3.45 to $3.75 per share.  Previous guidance was $3.30 to $3.60 per share.  This revision reflects a lower base tax rate of 20 to 21 percent and reduced pension expense headwind, partly offset by anticipated dilution from increased shares outstanding.  The earnings outlook reflects the expectation for continued steady global economic growth with increasing industrial production, favorable North American agricultural conditions, and the company’s further penetration of developing markets.  As previously announced, earnings from Pharmaceuticals are expected to decline about $280 million pre-tax versus 2010.

DuPont announced January 9 that it entered into a definitive agreement for the acquisition of Danisco, expected to be completed early in the second quarter.  The impact of this acquisition could reduce 2011 earnings by $.30-$.45 per share on a reported basis.

Use of Non-GAAP Measures

Management believes that certain non-GAAP measurements, such as free cash flow, are meaningful to investors because they provide insight with respect to ongoing operating results of the company.  Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.  Reconciliations of non-GAAP measures to GAAP are provided in schedules C and D.

DuPont (www.dupont.com) is a science-based products and services company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 90 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.

Forward-Looking Statements:  This news release contains forward-looking statements based on management’s current expectations, estimates and projections.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements.  Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.  Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

#   #   #

01/25/11

E. I. du Pont de Nemours and Company

Consolidated Income Statements

(Dollars in millions, except per share amounts)

SCHEDULE A

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales	$7,404	$6,419	$31,505	$26,109
Other income, net (a)	338	395	1,228	1,219
Total	7,742	6,814	32,733	27,328

Cost of goods sold and other operating charges (a)	5,923	4,956	23,146	19,708
Selling, general and administrative expenses	873	856	3,669	3,440
Research and development expense (a)	473	389	1,651	1,378
Interest expense (a)	281	96	590	408
Employee separation / asset related charges, net (a)	(34)	(55)	(34)	210
Total	7,516	6,242	29,022	25,144

Income before income taxes	226	572	3,711	2,184
(Benefit from) provision for income taxes (a)	(152)	127	659	415

Net income	378	445	3,052	1,769

Less: Net income attributable to noncontrolling interests	2	4	21	14

Net income attributable to DuPont	$376	$441	$3,031	$1,755

Basic earnings per share of common stock	$0.41	$0.48	$3.32	$1.93

Diluted earnings per share of common stock	$0.40	$0.48	$3.28	$1.92

Dividends per share of common stock	$0.41	$0.41	$1.64	$1.64

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	914,403,000	904,526,000	908,860,000	904,395,000
Diluted	928,800,000	910,854,000	921,655,000	908,712,000

(a) See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

SCHEDULE A (continued)

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$4,263	$4,021
Marketable securities	2,538	2,116
Accounts and notes receivable, net	5,635	5,030
Inventories	5,967	5,380
Prepaid expenses	122	129
Income taxes	534	612
Total current assets	19,059	17,288
Property, plant and equipment, net of accumulated depreciation (December 31, 2010 - $18,628; December 31, 2009 - $17,821)	11,339	11,094
Goodwill	2,617	2,137
Other intangible assets	2,704	2,552
Investment in affiliates	1,041	1,014
Other assets	3,650	4,100
Total	$40,410	$38,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,360	$3,542
Short-term borrowings and capital lease obligations	133	1,506
Income taxes	225	154
Other accrued liabilities	4,671	4,188
Total current liabilities	9,389	9,390
Long-term borrowings and capital lease obligations	10,137	9,528
Other liabilities	11,026	11,490
Deferred income taxes	115	126
Total liabilities	30,667	30,534

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; issued at December 31, 2010 - 1,004,351,000; December 31, 2009 - 990,855,000	301	297
Additional paid-in capital	9,227	8,469
Reinvested earnings	12,030	10,710
Accumulated other comprehensive loss	(5,790)	(5,771)
Common stock held in treasury, at cost (87,041,000 shares at December 31, 2010 and December 31, 2009)	(6,727)	(6,727)
Total DuPont stockholders’ equity	9,278	7,215
Noncontrolling interests	465	436
Total equity	9,743	7,651
Total	$40,410	$38,185

E. I. du Pont de Nemours and Company

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

SCHEDULE A (continued)

	Year Ended December 31,
	2010	2009

Cash provided by operating activities	$4,559	$4,741

Investing activities
Purchases of property, plant and equipment	(1,508)	(1,308)
Investments in affiliates	(100)	(124)
Payments for businesses (net of cash acquired)	(637)	(13)
Net (increase) decrease in short-term financial instruments	(457)	(2,016)
Other investing activities - net	263	(837)
Cash used for investing activities	(2,439)	(4,298)

Financing activities
Dividends paid to stockholders	(1,501)	(1,492)
Net (decrease) increase in borrowings	(778)	1,391
Other financing activities - net	450	4
Cash used for financing activities	(1,829)	(97)

Effect of exchange rate changes on cash	(49)	30

Increase in cash and cash equivalents	242	376

Cash and cash equivalents at beginning of period	4,021	3,645

Cash and cash equivalents at end of period	$4,263	$4,021

E. I. du Pont de Nemours and Company

Schedule of Significant Items

(Dollars in millions, except per share amounts)

SCHEDULE B

SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2010	2009	2010	2009	2010	2009
1st Quarter - Total	$—	$—	$—	$—	$—	$—
2nd Quarter
Adjustment of interest and accruals related to income tax settlements (a)	$59	$—	$87	$—	$0.09	$—
2009 Restructuring charge (b)	—	(340)	—	(227)	—	(0.25)
2008 Restructuring adjustment (c)	—	75	—	53	—	0.06
Hurricane proceeds and adjustments (d)	—	50	—	33	—	0.04
2nd Quarter - Total	$59	$(215)	$87	$(141)	$0.09	$(0.15)
3rd Quarter - Total	$—	$—	$—	$—	$—	$—
4th Quarter
2008 and 2009 Restructuring adjustments (c)	$34	$55	$23	$39	$0.02	$0.04
Charge related to early extinguishment of debt (e)	(179)	—	(117)	—	(0.13)	—
Charge related to upfront payment for licensing agreement (f)	(50)	—	(32)	—	(0.03)	—
Reversal of accruals related to tax valuation allowances (g)	—	—	39	—	0.04	—
4th Quarter - Total	$(195)	$55	$(87)	$39	(0.10)	$0.04

Year-to-date - Total (h)	$(136)	$(160)	$—	$(102)	$—	$(0.11)

(a)

Second quarter and full year 2010 included benefits for the adjustment of accrued interest of $59 ($38 after-tax) in Other income, net and the adjustment of income tax accruals of $49 associated with settlements of prior year tax contingencies.

(b)

Second quarter and full year 2009 included a $(340) restructuring charge recorded in Employee separation / asset related charges, net related to severance and related benefit costs, asset related charges, and other non-personnel costs. Pre-tax amounts by segment were: Electronics & Communications - $(43); Performance Chemicals - $(66); Performance Coatings - $(65); Performance Materials - $(110); Safety & Protection - $(55); and Other - $(1).

(c)

Second quarter and fourth quarter 2009 included a net reduction of $75 and $55, respectively for estimated costs recorded in Employee separation / asset related charges, net related to the 2008 and 2009 restructuring programs primarily due to the achievement of work force reductions through non-severance programs. Total full year pre-tax amounts by segment were: Agriculture & Nutrition - $1; Electronics and Communications - $6; Performance Chemicals - $12; Performance Coatings - $50; Performance Materials - $52; Safety & Protection - $10; and Other - $(1).

Fourth quarter and full year 2010 included a net reduction of $34 for estimated costs recorded in Employee separation / asset related charges, net related to the 2008 and 2009 restructuring programs primarily due to the achievement of work force reductions through non-severance programs. Total full year pre-tax amounts by segment were: Electronics and Communications - $8; Performance Chemicals - $10; Performance Coatings - $(6); Performance Materials - $16, Safety & Protection - $5 and Other - $1. These restructuring programs were substantially completed by the end of 2010 with payments continuing into 2011.

(d)

Second quarter and full year 2009 included a $50 benefit in Cost of goods sold and other operating charges resulting from a reduction of $26 from lower than estimated inventory and permanent investment write-offs and $24 in insurance recoveries relating to the damage from Hurricane Ike in 2008. Total pre-tax amount related to the Performance Materials segment.

(e)	Fourth quarter and full year 2010 included a $(179) charge in Interest expense associated with the early extinguishment of debt.
(f)

Fourth quarter and full year 2010 included a $50 charge in Research and development expense for an upfront payment related to a Pioneer licensing arrangement with Syngenta AG for MIR604 (Agrisure™ RW) for corn seed trait technology. Since this payment is being made before regulatory approval is secured by Pioneer, it was charged to Research and development expense.

(g)	Fourth quarter and full year 2010 included a $39 benefit for the reversal of a tax valuation allowance related to the net deferred tax assets of a foreign subsidiary.
(h)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in average share calculations.

See Schedule C for detail by segment.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C

	Three Months Ended December 31,		Year Ended December 31,
SEGMENT SALES (1)	2010	2009	2010	2009
Agriculture & Nutrition	$1,542	$1,368	$9,085	$8,287
Electronics & Communications	773	582	2,764	1,918
Performance Chemicals	1,664	1,320	6,322	4,964
Performance Coatings	1,005	975	3,806	3,429
Performance Materials	1,599	1,436	6,287	4,768
Safety & Protection	859	759	3,364	2,811
Other	40	45	194	158
Total Segment sales	$7,482	$6,485	$31,822	$26,335

Elimination of transfers	(78)	(66)	(317)	(226)
Consolidated net sales	$7,404	$6,419	$31,505	$26,109

(1)   Sales for the reporting segments include transfers.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C (continued)

	Three Months Ended December 31,		Year Ended December 31,
PRE-TAX OPERATING INCOME/(LOSS) (PTOI)	2010	2009	2010	2009
Agriculture & Nutrition	$(167)	$(95)	$1,355	$1,224
Electronics & Communications	106	67	445	87
Performance Chemicals	325	217	1,081	547
Performance Coatings	65	78	249	69
Performance Materials	222	198	994	287
Safety & Protection	97	144	454	260
Pharmaceuticals	87	247	489	1,037
Other	(94)	(58)	(205)	(171)
Total Segment PTOI	$641	$798	$4,862	$3,340

Net exchange gains (losses) (1)	12	(3)	(13)	(205)
Corporate expenses & net interest	(427)	(223)	(1,138)	(951)
Income before income taxes	$226	$572	$3,711	$2,184

	Three Months Ended December 31,		Year Ended December 31,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (2)	2010	2009	2010	2009
Agriculture & Nutrition	$(50)	$2	$(50)	$1
Electronics & Communications	8	6	8	(37)
Performance Chemicals	10	9	10	(54)
Performance Coatings	(6)	8	(6)	(15)
Performance Materials	16	24	16	(8)
Safety & Protection	5	9	5	(45)
Pharmaceuticals	—	—	—	—
Other	1	(3)	1	(2)
Total significant items by segment	$(16)	$55	$(16)	$(160)

	Three Months Ended December 31,		Year Ended December 31,
PTOI EXCLUDING SIGNIFICANT ITEMS	2010	2009	2010	2009
Agriculture & Nutrition	$(117)	$(97)	$1,405	$1,223
Electronics & Communications	98	61	437	124
Performance Chemicals	315	208	1,071	601
Performance Coatings	71	70	255	84
Performance Materials	206	174	978	295
Safety & Protection	92	135	449	305
Pharmaceuticals	87	247	489	1,037
Other	(95)	(55)	(206)	(169)
Total Segment PTOI excluding significant items	$657	$743	$4,878	$3,500

(1)	Gains and losses resulting from the company’s hedging program are largely offset by associated tax effects.
See Schedule D for additional information.
(2)	See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D

Summary of Earnings Comparisons

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Segment PTOI	$641	$798	-20%	$4,862	$3,340	46%
Significant items charge (benefit) included in PTOI (per Schedule B)	16	(55)		16	160
Segment PTOI excluding significant items	$657	$743	-12%	$4,878	$3,500	39%

Net income attributable to DuPont	$376	$441	-15%	$3,031	$1,755	73%
Significant items charge (benefit) included in net income attributable to DuPont (per Schedule B)	87	(39)		—	102
Net income attributable to DuPont excluding significant items	$463	$402	15%	$3,031	$1,857	63%

EPS	$0.40	$0.48	-17%	$3.28	$1.92	71%
Significant items charge (benefit) included in EPS (per Schedule B)	0.10	(0.04)		—	0.11
EPS excluding significant items	$0.50	$0.44	14%	$3.28	$2.03	62%

Average number of diluted shares outstanding	928,800,000	910,854,000	2.0%	921,655,000	908,712,000	1.4%

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Income before income taxes	$226	$572	$3,711	$2,184
Less: Net income attributable to noncontrolling interests	2	4	21	14
Add: Interest expense	281	96	590	408
Adjusted EBIT	505	664	4,280	2,578
Add: Depreciation and amortization	334	346	1,380	1,503
Adjusted EBITDA	$839	$1,010	$5,660	$4,081

Calculation of Free Cash Flow

	Year Ended December 31,
	2010	2009
Cash provided by operating activities	$4,559	$4,741
Less: Purchases of property, plant and equipment	1,508	1,308
Free cash flow	$3,051	$3,433

Reconciliations of Fixed Costs as a Percent of Sales

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Total charges and expenses - consolidated income statements	$7,516	$6,242	$29,022	$25,144
Remove:
Interest expense	(281)	(96)	(590)	(408)
Variable costs (1)	(3,734)	(2,979)	(15,329)	(12,507)
Significant items - (charge) benefit (2)	(16)	55	(16)	(160)
Fixed costs	$3,485	$3,222	$13,087	$12,069

Consolidated net sales	$7,404	$6,419	$31,505	$26,109

Fixed costs as a percent of consolidated net sales	47.1%	50.2%	41.5%	46.2%

(1)	Includes variable manufacturing costs, freight, commissions and other selling expenses which vary with the volume of sales.
(2)	See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes.  The net pre-tax exchange gains and losses are recorded in Other income, net on the Consolidated Income Statements and are largely offset by the associated tax impact.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Subsidiary/Affiliate Monetary Position Gain (Loss)
Pre-tax exchange gains (losses) (includes equity affiliates)	$(5)	$(8)	$(130)	$280
Local tax benefits (expenses)	(11)	(24)	(30)	(75)
Net after-tax impact from subsidiary exchange gains (losses)	$(16)	$(32)	$(160)	$205

Hedging Program Gain (Loss)
Pre-tax exchange gains (losses)	$17	$5	$117	$(485)
Tax benefits (expenses)	(6)	(2)	(41)	166
Net after-tax impact from hedging program exchange gains (losses)	$11	$3	$76	$(319)

Total Exchange Gain (Loss)
Pre-tax exchange gains (losses)	$12	$(3)	$(13)	$(205)
Tax benefits (expenses)	(17)	(26)	(71)	91
Net after-tax exchange gains (losses)	$(5)	$(29)	$(84)	$(114)

As shown above, the “Total Exchange Gain (Loss)” is the sum of the “Subsidiary/Affiliate Monetary Position Gain (Loss)” and the “Hedging Program Gain (Loss).”

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

Base income tax rate is defined as the effective income tax rate less the effect of exchange gains/losses, as defined above, and significant items.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Income before income taxes	$226	$572	$3,711	$2,184
Add: Significant items - charge (benefit) (1)	195	(55)	136	160
Less: Net exchange gains (losses)	12	(3)	(13)	(205)
Income before income taxes, significant items and exchange gains/losses	$409	$520	$3,860	$2,549

(Benefit from) provision for income taxes	$(152)	$127	$659	$415
Add: Tax benefit (expenses) on significant items	108	(16)	136	58
Tax benefits (expenses) on exchange gains/losses	(17)	(26)	(71)	91
(Benefit from) provision for income taxes, excluding taxes on significant items and exchange gains/losses	$(61)	$85	$724	$564

Effective income tax rate	(67.3)%	22.2%	17.8%	19.0%
Significant items effect	56.9%	(0.7)%	2.9%	1.2%
Tax rate before significant items	(10.4)	21.5%	20.7%	20.2%
Exchange gains (losses) effect	(4.5)%	(5.2)%	(1.9)%	1.9%
Base income tax rate	(14.9)%	16.3%	18.8%	22.1%

(1)  See Schedule B for detail of significant items.